Exhibit 99.1

RPC, Inc. to Present at the 26th Annual

Burkenroad Investment Conference

Hosted by the A. B. Freeman Business School at Tulane University

ATLANTA, April 14, 2023 - RPC, Inc. (NYSE: RES) announced that the Company will present at the 26th Annual Burkenroad Reports Investment Conference on Friday, April 28, 2023, at the Ritz Carlton New Orleans. At the time of the conference, the presentation will be posted to our website RPC.net.

The annual Burkenroad conference gives institutional investors and individuals an opportunity to hear presentations from top executives at public companies headquartered across the Gulf South. The conference is rooted in the Burkenroad Reports, a student equity research course at Tulane University’s A. B. Freeman School of Business, who sponsors the conference. Throughout the year, 200 business students work in teams to prepare and publish objective investment research reports on companies from six Southern states. The conference is free and open to the public, but registration is required. Interested individuals can visit freeman.tulane.edu/Burkenroad-conference for the full agenda and to register.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net